Exhibit 99.1

February 24, 2006

To:      Dakota Growers Series D Delivery Preferred Stock Shareholders

Re:       Series D Delivery Preferred Stock

Dear Shareholder:

As a shareholder of Dakota Growers Series D Delivery Preferred Stock, you have recently received letters outlining our new crop production contract and the requirements to enter into that contract. One requirement of this production contract is ownership of Dakota Growers Series D Delivery Preferred Stock. Trading of the Series D Delivery shares has been limited up to this point. Since this is such an integral part of our contracting effort, we encourage holders of Series D Delivery Preferred Stock who wish to sell those shares and are looking for a buyer to consider contacting Variable Investment Advisors, Inc. (VIA). (By this letter, we are not providing any advice regarding the value or desirability of buying or selling shares of the Series D Delivery Preferred Stock; instead, we are merely reminding you that a mechanism exists should you wish to consider any such transactions.)  VIA has established an Alternative Trading System (ATS) to facilitate trading of Dakota Growers Series D Delivery shares and will provide services for persons or firms interested in purchasing or selling those shares. Contact information for VIA is as follows:

Variable Investment Advisors, Inc.

Gregory Wilson, President

Telephone: (605) 361-8230 or (800) 859-3018

Fax: (605) 362-5819

www.AgStockTrade.com

You can, of course, sell your Series D Delivery Preferred Stock through personal contacts with prospective buyers.

If you have any questions, feel free to contact Brad Miller at 701-652-4852.

Regards,

Tim Dodd

President and CEO